Exhibit 21.1

SPACE EXPLORATION TECHNOLOGIES CORP.
LIST OF SIGNIFICANT SUBSIDIARIES

Legal Name	Jurisdiction
X Corp.	Nevada
X.AI LLC	Nevada
CTC Property LLC	Wyoming
SpaceX Services Inc.	Texas